Exhibit 4.1
KENNEDY-WILSON HOLDINGS, INC.
CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the General Corporation Law of the State of Delaware
5.75% SERIES A CUMULATIVE PERPETUAL
CONVERTIBLE PREFERRED STOCK
(par value $0.0001 per share)
Kennedy-Wilson Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:
The Board of Directors of the Corporation, in accordance with the resolutions of the Board of Directors of the Corporation dated October 16, 2019, the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), the Amended and Restated Bylaws of the Corporation (the “Bylaws”) and applicable law, adopted the following resolution on such date creating a series of 300,000 shares of preferred stock, par value $0.0001 per share, of the Corporation designated as “5.75% Series A Cumulative Perpetual Convertible Preferred Stock”:
RESOLVED that, pursuant to the Certificate of Incorporation, the Bylaws and applicable law, a series of preferred stock, par value $0.0001 per share, of the Corporation be, and hereby is, created and designated as the “5.75% Series A Cumulative Perpetual Convertible Preferred Stock,” and the Board of Directors hereby fixes and determines the number of shares, the designations, voting power, preferences, participations, optional, relative or special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series as set forth below:
5.75% SERIES A CUMULATIVE PERPETUAL
CONVERTIBLE PREFERRED STOCK
Section 1.Designation of Series and Number of Shares. The shares of such series of Preferred Stock shall be designated “5.75% Series A Cumulative Perpetual Convertible Preferred Stock” (the “Series A Preferred Stock”), and the authorized number of shares that shall constitute such series shall be 300,000 shares, which may be decreased (but not below the number of shares of Series A Preferred Stock then issued and outstanding) from time to time by the Board of Directors. Shares of outstanding Series A Preferred Stock that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock of the Corporation undesignated as to series.
Section 2.    Ranking. The Series A Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (a) on a parity with each other class or series of capital stock the Corporation may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend and distribution rights and rights on liquidation, winding up or dissolution of the Corporation (collectively, “Parity Securities,” which term excludes the Series A Preferred Stock) and (b) senior to the Common Stock and each other class or series of capital stock the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend and distribution rights and rights on liquidation, winding-up or dissolution of the Corporation (the Common Stock and each such other class or series of capital stock referred to in this clause (b), collectively, “Junior Securities”).
Section 3.    Definitions. As used herein with respect to the Series A Preferred Stock:
“2024 Notes” means the Corporation’s 5.875% Senior Notes due 2024.
“2024 Notes Indenture” means that certain Indenture, dated as of March 25, 2014, between Kennedy-Wilson, Inc. and Wilmington Trust, National Association, as supplemented by that certain Supplemental Indenture No. 1, dated as of March 25, 2014, among Kennedy-Wilson, Inc., the Corporation, the subsidiary guarantors named therein and Wilmington Trust, National Association, establishing the terms of the Corporation’s 2024 Notes, in each case, as in effect on the Issue Date.
“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.
“Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.
“Bylaws” means the Amended and Restated Bylaws of the Corporation as in effect on the date hereof, as the same may hereafter be amended from time to time.
“Cash Acquisition” means a Fundamental Change that (i) occurs pursuant to clause (ii) of the definition of such term; (ii) constitutes a Reorganization Event whose Exchange Property consists solely of cash; and (iii) has a scheduled Effective Date that is before October 15, 2024.
“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may hereafter be amended from time to time.
“Certification of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation in effect on the date hereof, as it may hereafter be amended from time to time, and shall include this Certificate of Designations.
The term “close of business” means 5:00 p.m., New York City time.
“Closing Price” of the Common Stock on any date means the closing sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) per share on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Price” shall be the last quoted per share bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Closing Price” shall be the average of the mid-point of the per share last bid and ask prices for the Common Stock on the relevant date from a nationally recognized independent investment banking firms selected by the Corporation for this purpose.
“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation, subject to Section 14.
“Corporation” means Kennedy-Wilson Holdings, Inc., a Delaware corporation.
“Conversion Date” has the meaning set forth in Section 9(e).
“Conversion Price” at any time means a dollar amount equal to $1,000 divided by the Conversion Rate in effect as of such time. The initial Conversion Price is $25.00.
“Conversion Rate” means 40.0000 shares of Common Stock per share of Series A Preferred Stock, subject to adjustment as set forth herein.
“Current Market Price” means, on any date, the average of the daily Closing Prices per share of the Common Stock on each of the ten consecutive Trading Days ending on, and including, such date.
“Depositary” means DTC or its nominee or any successor depositary duly appointed by the Corporation.
“Distributed Property” has the meaning set forth in Section 12(a)(iv).
“Dividend Payment Date” has the meaning set forth in Section 4(b).
“Dividend Period” has the meaning set forth in Section 4(b).
“Dividend Rate” means a rate per annum equal to 5.75%, subject to Section 15(b)(v).
“Dividend Threshold Amount” means an amount equal to $0.22 per quarter; provided, however, that the Dividend Threshold Amount will be adjusted in a manner inverse to, but otherwise at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to clauses (i), (ii), (iii), (iv) and (vi) of Section 12(a).
“DTC” means The Depository Trust Company and its successors or assigns.
“Effective Date” means the date on which the relevant Fundamental Change, Make-Whole Fundamental Change or Cash Acquisition, as applicable, becomes effective. For the avoidance of doubt, the Effective Date of a Make-Whole Fundamental Change pursuant to clause (ii) of the definition thereof will be the date the related Cash Acquisition becomes effective.

“Ex-Date,” when used with respect to any issuance or distribution on the Common Stock, means the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
“Excepted Person” means [Eldrige Entity] and each “affiliate” (as defined in Rule 144 under the Securities Act) thereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Exchange Property” has the meaning set forth in Section 14(a).
“Exchange Property Unit” has the meaning set forth in Section 14(a).
“Expiration Date” has the meaning set forth in Section 12(a)(vi).
“Fundamental Change” means the occurrence of any of the following:
(i)    a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than (x) any Excepted Person or any “person” or “group” that includes an Excepted Person; (y) the Corporation and its Wholly Owned Subsidiaries; and (z) any employee benefit plan of the Corporation or its Wholly Owned Subsidiaries) files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of capital stock of the Corporation representing more than 50% of the total voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of the Corporation’s directors;
(ii)    consummation of any consolidation or merger involving the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries; provided, however, that any consolidation, merger or similar transaction involving the Corporation pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) all classes of the Corporation’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (ii); or

(iii)    shares of the Common Stock cease to be listed for trading on any United States national securities exchange.
For the purposes of the preceding definition, any transaction or event described in both clause (i) and in clause (ii) above (without regard to the proviso in clause (ii)) will be deemed to occur solely pursuant to clause (ii) above (subject to such proviso).
“Fundamental Change Notice” has the meaning set forth in Section 11(d).
“Fundamental Change Repurchase Date” means the date fixed, in accordance with Section 11(b), for the repurchase of any Series A Preferred Stock in connection with a Fundamental Change.
“Fundamental Change Repurchase Price” means the cash price at which any share of Series A Preferred Stock is repurchased in connection with a Fundamental Change, computed in accordance with Section 11(c).
“Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series A Preferred Stock for purposes of making payment and settling the related conversions and for all other purposes.
“Issue Date” means the date on which shares of the Series A Preferred Stock are first issued.
“Junior Securities” has the meaning set forth in Section 2.
“Liquidation Preference” means $1,000 per share of Series A Preferred Stock.
“Make-Whole Fundamental Change” means any of the following:
(i)    any transaction or event that constitutes a Fundamental Change pursuant to the definition of such term, without regard to the proviso in clause (ii) of such definition; provided, however, that a transaction or event described in clause (i) or (ii) of the definition of Fundamental Change will not constitute a Make-Whole Fundamental Change pursuant to this clause (i) if at least 90% of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock listed (or depositary receipts representing shares of common stock, which depositary receipts are listed) on any United States national securities exchange, or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a Reorganization Event whose Exchange Property consists of such consideration; or
(ii)    the sending of any Redemption Notice calling the Series A Preferred Stock for redemption pursuant to Section 7(c);
provided, however, that if a Make-Whole Fundamental Change occurs pursuant to clause (ii) above relating to a Cash Acquisition, and such Cash Acquisition also constitutes a Make-Whole Fundamental Change pursuant to clause (i) above, then, notwithstanding anything to the contrary in this Certificate of Designations, only a single Make-Whole Fundamental Change will be deemed to have occurred in respect thereof, and such Make-Whole Fundamental Change will be deemed to occur solely pursuant to clause (ii) above.
“Make-Whole Fundamental Change Conversion” has the meaning set forth in Section 10(a).
“Make-Whole Fundamental Change Conversion Period” has the following meaning with respect to a Make-Whole Fundamental Change: (i) in the case of a Make-Whole Fundamental Change occurring pursuant to clause (ii) of the definition of such term, the period beginning on the date the Corporation sends the related Redemption Notice pursuant to Section 7(d) and ending on, and including, the fourth Business Day immediately before the Effective Date of such Make-Whole Fundamental Change; and (ii) in all other cases, the period beginning on the Effective Date of such Make-Whole Fundamental Change and ending on the date that is 30 days after such Effective Date.
“Make-Whole Shares” has the meaning set forth in Section 10(b).
“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.
“Nonpayment Event” has the meaning set forth in Section 15(b).
“Nonpayment Remedy” has the meaning set forth in Section 15(b).
“Offer to Repurchase” means any offer by the Corporation to repurchase shares of Series A Preferred Stock in connection with a Fundamental Change pursuant to Section 11.
The term “open of business” means 9:00 a.m., New York City time.
“Parity Securities” has the meaning set forth in Section 2.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
“Preferred Stock Director” has the meaning set forth in Section 15(b).
“Record Date” has the meaning set forth in Section 4(b).
“Redemption Date” has the meaning set forth in Section 7(d).
“Redemption Notice” has the meaning set forth in Section 7(d).
“Redemption Price” means the cash price at which any share of Series A Preferred Stock is redeemed, computed in accordance with Section 7(e).

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns or any other registrar duly appointed by the Corporation.
“Reorganization Event” has the meaning set forth in Section 14(a).
“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with accounting principles generally accepted in the United States, and as measured from the Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
“Spin-Off” has the meaning set forth in Section 12(a)(iv).
“Stock Price” has the following meaning with respect to a Make-Whole Fundamental Change: (i) if (x) such Make-Whole Fundamental Change constitutes a Fundamental Change pursuant to clause (ii) of the definition of such term; and (y) holders of Common Stock receive only cash in consideration for their shares of Common Stock in such Make-Whole Fundamental Change, then the Stock Price is the amount of cash paid per share of Common Stock in such Make-Whole Fundamental Change; and (ii) in all other cases, the Stock Price is the average of the Closing Prices per share of Common Stock for the five consecutive Trading Days ending on, and including, the Trading Day immediately before the Effective Date of such Make-Whole Fundamental Change. For the avoidance of doubt, the Stock Price for a Cash Acquisition that constitutes a Make-Whole Fundamental Change pursuant to clause (ii) of the definition of “Make-Whole Fundamental Change” will be determined in accordance with clause (i) of the preceding sentence.
“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.
“Trading Day” means any day on which (i) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (ii) there is no Market

Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.
“Transfer Agent” means Continental Stock Transfer & Trust Co. acting as Transfer Agent, Registrar and paying agent for the Series A Preferred Stock, and its successors and assigns, including any successor transfer agent duly appointed by the Corporation.
“Valuation Period” has the meaning set forth in Section 12(a)(iv).
“Voting Preferred Stock” means, as of any time, any and all series of preferred stock of the Corporation (other than the Series A Preferred Stock) that rank equally with Series A Preferred Stock either or both as to the payment of dividends and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which voting rights similar to those provided in Section 15(b) and Section 15(c) have been conferred and are exercisable as of such time.
“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.
Section 4.    Dividends.
(a)    Generally. From and after the Issue Date, Holders shall be entitled to receive, when, as and if authorized and declared by the Board of Directors, out of legally available funds, on a cumulative basis, cash dividends in the amount determined as set forth in this Section 4.
(b)    Dividend Payment Dates and Record Dates. Subject to Section 4(a), dividends shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”) commencing on January 15, 2020. Each dividend will be payable to Holders of record as they appear in the stock register of the Corporation at the close of business on the first day of the month, whether or not a Business Day, in which the relevant Dividend Payment Date occurs (each such first day, a “Record Date”). Each period from and including a Dividend Payment Date (or, for the first Dividend Period, the Issue Date) to, but excluding, the following Dividend Payment Date, is herein referred to as a “Dividend Period.”
(c)    Rate and Accrual of Dividends. Dividends, if, when and as authorized and declared by the Board of Directors, will be payable, for each outstanding share of Series A Preferred Stock, at an annual rate equal to the Dividend Rate on the $1,000 per share Liquidation Preference thereof. Dividends payable for a Dividend Period will be computed on the basis of a 360-day year of twelve 30-day months. If a scheduled Dividend Payment Date falls on a day that is not a Business Day, the dividend will be paid on the next Business Day with the same effect as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on such dividend for the period from and after that Dividend Payment Date to the date such dividend is paid. No interest or sum of money in lieu of interest will be paid on any dividend payment on shares of Series A Preferred Stock paid later than the scheduled Dividend Payment Date.

(d)    Cumulation of Dividends. Dividends on the Series A Preferred Stock are cumulative. Dividends on each share of Series A Preferred Stock shall accrue in the manner provided in the second sentence of Section 4(c) from and after the Issue Date, whether or not declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends.
(e)    Dividend Blocker. Subject to the succeeding sentence, so long as any share of Series A Preferred Stock remains outstanding, (i) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Securities; and (ii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, unless, in each case, full dividends on all outstanding shares of Series A Preferred Stock and Parity Securities for all prior completed Dividend Periods, if any, have been paid (or have been declared and a sum sufficient for the payment thereof has been set aside). Notwithstanding anything to the contrary, this Section 4(e) will in no event prohibit or otherwise limit any of the following: (1) any dividend or distribution payable solely in Junior Securities, together with cash in lieu of any fractional security; (2) purchases, redemptions or other acquisitions of any Junior Securities in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business and consistent with past practices of the Corporation prior to the Issue Date, including, without limitation, (x) purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan, but only to the extent that such purchases do not exceed the Share Dilution Amount; (y) the forfeiture of unvested shares of restricted stock or share withholdings (including withholdings effected by means of a repurchase or similar transaction) or other surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise); and (z) the payment of cash in lieu of fractional shares; (3) purchases of, or other payments in lieu of the issuance of, fractional interests in any Junior Securities pursuant to the conversion, exercise or exchange provisions of such Junior Securities or of any securities convertible into, or exercisable or exchangeable for, Junior Securities, (4) any dividends or distributions of rights or Junior Securities in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (5) purchases of Junior Securities pursuant to a contractually binding requirement to buy Junior Securities existing prior to the immediately preceding Dividend Payment Date (or, if no prior Dividend Payment Date, the Issue Date), provided that (x) such requirement is pursuant to a contract that is with a nationally recognized independent investment banking firm and provides for the purchase of such Junior Securities pursuant to an algorithm or other form of equity repurchase instructions customary for contracts of such nature; and (y) at the time such contractually binding requirement was entered into, the condition set forth in the first sentence of this Section 4(e) with respect to dividends on the outstanding shares of Series A Preferred Stock and Parity Securities was satisfied; (6) the exchange, reclassification or conversion of Junior Securities for or into other Junior Securities (together with the payment of cash in lieu of fractional securities); and (7) the adoption and implementation of an employee stock purchase program on customary terms, provided that the aggregate amount paid by the Corporation pursuant to this clause (7) cannot exceed $20,000,000 in any period of five years or $5,000,000 in any period of one year.

Subject to the succeeding sentence, for so long as any shares of Series A Preferred Stock remain outstanding, (i) no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period (other than a dividend payable solely in shares of Junior Securities); and (ii) no shares of Parity Securities shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Parity Securities for or into Junior Securities or the exchange or conversion of Parity Securities for or into Junior Securities), unless, in each case, full dividends on all outstanding shares of Series A Preferred Stock for all prior completed Dividend Periods have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding shares of Series A Preferred Stock. To the extent the Corporation declares dividends on the Series A Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series A Preferred Stock and the holders of any Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series A Preferred Stock and all Parity Securities (which, in the case of any such Parity Securities shall not include any accumulation in respect of unpaid dividends for past dividend periods if such Parity Securities do not have a cumulative dividend) bear to each other.
Except as provided in the preceding paragraphs of this Section 4(e), this Certificate of Designations will not prohibit or otherwise restrict the declaration or payment of any dividend or distribution on Junior Securities or Parity Securities.
(f)    No Right to Participatory Dividends. Without limiting the generality of Section 4(e) and Section 12, the Series A Preferred Stock shall not be entitled to participate in dividend or other distribution on any other class of capital stock of the Corporation.
(g)    Method of Payment of Cash Dividends. Payments of cash for a declared dividend on any share of Series A Preferred Stock will be delivered to the Holder of such share by wire transfer to the account of such Holder provided in writing to the Corporation no later than the related Record Date (or, in the case of Series A Preferred Stock held in book-entry form through the Depositary, through a book-entry transfer through the Depositary).
(h)    Payment of Accrued and Unpaid Dividends upon Conversion. Subject to Section 4(i), upon conversion of any share of Series A Preferred Stock, the Corporation will (but only to the extent the Corporation has funds legally available to do so) deliver, on or before the date such conversion must be settled pursuant to Section 16(d), to the Holder of such shares, cash (in addition to the other consideration due upon such conversion) in an amount equal to all accrued and unpaid dividends on such share to, but excluding, the related Conversion Date. For the avoidance of doubt, the Holder of any share of Series A Preferred Stock to be converted with a Conversion Date occurring after a Record Date and on or before the next Dividend Payment Date will not be required to remit any amounts to the Corporation in respect of the dividend, if any, due on such Dividend Payment Date.

(i)    Treatment of Dividends When the Conversion Date, Redemption Date or Fundamental Change Repurchase Date Occurs After a Record Date and on or Before the Related Dividend Payment Date. Notwithstanding anything to the contrary in this Certificate of Designations, if the Conversion Date, Redemption Date or Fundamental Change Repurchase Date for any share of Series A Preferred Stock to be converted, redeemed or repurchased is after the Record Date for any declared dividend and on or prior to the related Dividend Payment Date, then (i) the Holder of record of such share as of the close of business on such Record Date shall receive such dividend on or, at the Corporation’s election, before such Dividend Payment Date, notwithstanding such conversion, redemption or repurchase, as applicable; and (ii) the cash payment referred to in the first sentence of Section 4(h) (in the case of a conversion), the Redemption Price (in the case of a redemption) or the Fundamental Change Repurchase Price (in the case of a repurchase), as applicable, will not include any accrued dividends in respect of the Dividend Period corresponding to such declared dividend referred to in this Section 4(i).
Section 5.    Liquidation.
(a)    In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders of each share of Series A Preferred Stock at the time shall be entitled to receive liquidating distributions in an amount equal to the Liquidation Preference of such share, plus an amount equal to all accrued and unpaid dividends on such share to, and including, the date of such liquidation, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.
(b)    In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to their full respective liquidating distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise be respectively entitled.
(c)    The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.
Section 6.    Maturity. The Series A Preferred Stock shall be perpetual unless converted or redeemed in accordance with this Certificate of Designations.
Section 7.    Redemption at the Option of the Corporation.

(a)    Redemption Prior to October 15, 2024; Generally. Other than in accordance with Section 7(c), prior to October 15, 2024, the Series A Preferred Stock shall not be redeemable at the option of the Corporation.
(b)    Right to Redeem on or After October 15, 2024. The Corporation shall have the right, at its option, to redeem the Series A Preferred Stock, in whole but not in part, on a Redemption Date occurring on or after October 15, 2024, at the Redemption Price.
(c)    Right to Redeem Prior to October 15, 2024 in Connection with a Cash Acquisition. If the Corporation executes and delivers an agreement whose performance would constitute a Cash Acquisition, then the Corporation shall have the right, at its option, to redeem the Series A Preferred Stock, in whole but not in part, on a Redemption Date occurring on the Effective Date of such Cash Acquisition, at the Redemption Price. A redemption pursuant to this Section 7(c) will be deemed to occur immediately before the consummation of such Cash Acquisition. Notwithstanding anything to the contrary in this Section 7(c), if, after sending a Redemption Notice for a redemption pursuant to this Section 7(c), the Corporation publicly announces that the related Cash Acquisition will not occur, then such Redemption Notice will be deemed to be automatically rescinded, without the need for any further action on the part of the Corporation or any other Person. In the case of any such rescission, the Corporation will, as soon as reasonably practicable, send notice of the same to each Holder, and any Conversion Date with respect to any share of Series A Preferred Stock that occurred on or after the date the Corporation sent such Redemption Notice and on or before the date the Corporation sends such rescission notice will be deemed to have not occurred (without limiting the right of any Holder to subsequently convert any of its shares of Series A Preferred Stock).
(d)    Redemption Notice. In order to exercise its right to redeem the Series A Preferred Stock pursuant to Section 7(b) or Section 7(c), the Corporation shall send notice (in accordance with Section 20) of such redemption (a “Redemption Notice”) not less than 30 days (and, in the case of a redemption pursuant to Section 7(b), no more than 60 days) prior to the date fixed for redemption (the “Redemption Date”) to the Holders, stating:
(i)    the Redemption Date;
(ii)    the Redemption Price;
(iii)    the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for payment of the redemption price;
(iv)    if the redemption is being made pursuant to Section 7(c), a statement to such effect, including that such Redemption Notice is being provided in connection with a Cash Acquisition, together with the information specified in Section 10(c) with respect to the related Make-Whole Fundamental Change Conversion Period, and that such Redemption Notice, and any conversions during such related Make-Whole Fundamental Change Conversion Period, will be automatically rescinded, in each case, if the Cash Acquisition is not consummated; and

(v)    that the right of Holders to convert shares of Series A Preferred Stock called for redemption shall terminate at the close of business on the fourth Business Day prior to the Redemption Date.
Any such Redemption Notice provided by the Corporation shall be irrevocable, except as provided in Section 7(c).
(e)    Redemption Price. Subject to Section 4(i), the Redemption Price for any share of Series A Preferred Stock to be redeemed on a Redemption Date will be a cash amount equal to the Liquidation Preference of such share plus accrued and unpaid dividends on such share to, but excluding, such Redemption Date.
(f)    Effect of Redemption Notice. If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then, subject to Section 4(i), from and after the Redemption Date (unless default shall be made by the Corporation in providing for the payment of the Redemption Price), dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. In the event that any Redemption Date shall not be a Business Day, then payment of the Redemption Price need not be made on such Redemption Date but may be made on the next succeeding Business Day with the same force and effect as if made on such redemption date and no interest or other sums shall accrue on the amount so payable for the period from and after such Redemption Date to such next succeeding Business Day.
Upon surrender, in accordance with such notice, of the certificates representing shares of Series A Preferred Stock to be so redeemed (or, in the case of shares of Series A Preferred Stock held in book-entry form through the Depositary, upon satisfaction of the applicable procedures of the Depositary with respect to redemptions), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price.
(g)    No Other Rights of Redemption. The Series A Preferred Stock shall not be redeemable at the option of the Corporation other than in accordance with this Section 7.
(h)    No Sinking Fund Obligations. The Series A Preferred Stock shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Series A Preferred Stock other than to the extent set forth in this Section 7 and in Section 11.
Section 8.    Right to Convert. Subject to the other provisions of this Certificate of Designations, each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Series A Preferred Stock into the consideration provided in Section 16 and Section 4(h), which right may be exercised at any time by complying with the procedures set forth in Section 9; provided, however, that (i) the right of Holders to convert shares of Series A Preferred Stock called for redemption pursuant to Section 7 shall terminate at the close of business on the fourth Business Day prior to the related Redemption Date; and (ii) Holders who elect to have their Series

A Preferred Stock repurchased pursuant to an Offer to Repurchase may not thereafter convert the shares Series A Preferred Stock subject to such election unless such election is validly withdrawn in accordance with Section 11(e).
Section 9.    Conversion Procedures.
(a)    Effect of Conversion. Subject to Section 4(i), effective immediately prior to the close of business on any Conversion Date for any share of Series A Preferred Stock, dividends shall no longer be authorized and declared, or accrue, on such shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive shares and any other payments to which they are otherwise entitled pursuant to this Certificate of Designations (including pursuant to Section 4(i)).
(b)    Rights Relating to the Shares of Common Stock Issuable Upon Conversion. No allowance or adjustment, except pursuant to Section 12, shall be made in connection with the conversion of any shares of Series A Preferred Stock on account of dividends payable to holders of the Common Stock of record as of any date prior to the Conversion Date for such conversion. Prior to the close of business on the Conversion Date for the conversion of any Series A Preferred Stock, the shares of Common Stock issuable upon such conversion shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to such shares of Common Stock (including, without limitation, voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series A Preferred Stock.
(c)    Status of Converted Series A Preferred Stock. Shares of Series A Preferred Stock duly converted in accordance with this Certificate of Designations will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, but not below the number of shares of Series A Preferred Stock then outstanding.
(d)    When Holders Become Record Holders of the Common Stock Issuable Upon Conversion. The Person or Persons entitled to receive the Common Stock issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the Conversion Date for such conversion. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or other consideration (including payments of cash in lieu of fractional shares) to be issued, given or paid upon conversion of Series A Preferred Stock should be registered, given or paid, or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and give or make such payment, as applicable, in the name of the Holder and in the manner shown on the records of the Corporation or, in the case of global certificates or uncertificated shares, through book-entry transfer through the Transfer Agent or the Depositary, as applicable.
(e)    Procedures to Convert. A Holder of any share of Series A Preferred Stock must do each of the following in order to convert such share:

(i)
complete and manually sign the conversion notice on the reverse of the certificate representing such share (or a facsimile of such conversion notice), and deliver such notice to the Transfer Agent, upon which delivery such notice will become irrevocable;

(ii)	surrender such share of Series A Preferred Stock to the Transfer Agent;

(iii)	if required, furnish appropriate endorsements and transfer documents; and

(iv)	if required, pay all transfer taxes.
If a Holder’s interest is a beneficial interest in shares of Series A Preferred Stock held in book-entry form through the Depositary, then, in order to convert, such Holder must instead comply with paragraphs (iii) and (iv) of this Section 9(e) and comply with the Depositary’s procedures for converting such beneficial interest.
The date on which a Holder complies with the applicable procedures in this Section 9(e) with respect to any share of Series A Preferred Stock to be converted is the “Conversion Date” for such share.
Section 10.    Conversion upon Make-Whole Fundamental Change.
(a)    Generally. If the Effective Date of a Make-Whole Fundamental Change occurs before October 15, 2024, and any share of Series A Preferred Stock is converted with a Conversion Date that occurs during the Make-Whole Fundamental Change Conversion Period for such Make-Whole Fundamental Change, then, subject to the other provisions of this Section 10, the Conversion Rate applicable to such conversion will be increased by an amount equal to the Make-Whole Shares for such Make-whole Fundamental Change (such a conversion with a Conversion Date occurring during such period, a “Make-Whole Fundamental Change Conversion”).
(b)    Determination of the Make-Whole Shares. The “Make-Whole Shares” for a Make-Whole Fundamental Change shall be determined by reference to the table below (after interpolation as provided in, and subject to, the provisions below) for the Effective Date and Stock Price of such Make-Whole Fundamental Change:

	Stock Price
Effective Date	$21.87	$23.00	$24.00	$25.00	$26.00	$28.00	$30.00	$35.00	$40.00	$45.00	$55.00	$65.00	$80.00
October 15, 2019	5.7247	5.2675	4.8427	4.4734	4.1519	3.6217	3.2059	2.4881	2.0398	1.7377	1.3583	1.1274	0.8978
October 15, 2020	5.7247	5.1052	4.6707	4.2918	3.9619	3.4180	2.9928	2.2677	1.8282	1.5421	1.1972	0.9937	0.7913
October 15, 2021	5.7247	4.8068	4.3563	3.9626	3.6206	3.0594	2.6259	1.9108	1.5047	1.2569	0.9754	0.8134	0.6481
October 15, 2022	5.7247	4.3514	3.8703	3.4494	3.0865	2.5003	2.0622	1.3945	1.0657	0.8877	0.6987	0.5877	0.4666
October 15, 2023	5.7247	3.6756	3.1240	2.6440	2.2394	1.6185	1.2010	0.6984	0.5311	0.4564	0.3706	0.3135	0.2436
October 15, 2024	5.7247	3.4783	1.6667	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(i)	If the exact Stock Price or Effective Date is not set forth on the table:
(A)    if the Stock Price is between two prices in the table or the Effective Date is between two dates in the table, the number of Make-Whole

Shares will be determined by straight-line interpolation between the number of Make-Whole Shares set forth for the higher and lower prices and the two dates, as applicable, based on a 365- or 366-day year, as applicable;
(B)    if the Stock Price is in excess of $80.00 per share (subject to adjustment pursuant to Section 10(b)(ii) below), then the number of Make-Whole Shares will be zero; and
(C)    if the Stock Price is less than $21.87 per share (subject to adjustment pursuant to Section 10(b)(ii) below), then the number of Make-Whole Shares will be zero.
(ii)    The Stock Prices set forth in the table above shall be adjusted as of any date the Conversion Rate is adjusted pursuant to Section 12(a). The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Prices adjustment and the denominator of which is the Conversion Rate as so adjusted. Each of the number of Make-Whole Shares in the table shall also be subject to adjustment in the same manner as the Conversion Rate pursuant to Section 12(a).
(iii)    Notwithstanding anything to the contrary in this Certificate of Designations, in no event will the Conversion Rate be increased to an amount that exceeds 45.7247 shares of Common Stock per share of Series A Preferred Stock, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Rate is required to be adjusted pursuant to clauses (i), (ii), (iii), (iv), (v) and (vi) of Section 12(a).
(c)    If the Effective Date of a Make-Whole Fundamental Change occurs before October 15, 2024, then, no later than such Effective Date, a written notice shall be sent (in accordance with Section 20) by or on behalf of the Corporation to the Holders. Such notice shall contain:
(i)    a statement to the effect that the Make-Whole Fundamental Change has been effected, stating such Effective Date;
(ii)    the beginning and ending dates of the related Make-Whole Fundamental Change Conversion Period;
(iii)    the number of Make-Whole Shares and the amount and type of consideration due upon conversion of the Series A Preferred Stock with a Conversion Date occurring during such Make-Whole Fundamental Change Conversion Period; and
(iv)    a brief description of the procedures a Holder must follow to exercise its conversion option.
(d)    Shares Not Converted. For the avoidance of doubt, if a Holder does not elect to exercise the Make-Whole Fundamental Change Conversion option pursuant to this Section 10 in connection with a Make-Whole Fundamental Change, then, , unless such shares are repurchased by the Corporation, the shares of Series A Preferred Stock or successor securities held by it shall remain outstanding (subject to any subsequent redemption or repurchase by the Corporation, pursuant to Section 7 or Section 11, or any subsequent conversion) but shall not be entitled to the Make-Whole Shares in connection with such Make-Whole Fundamental Change.
(e)    Conversion of Only a Portion of the Outstanding Series A Preferred Stock. In the event that a Make-Whole Fundamental Change Conversion is effected with respect to shares of Series A Preferred Stock or successor securities representing less than all the shares of Series A Preferred Stock or successor securities held by a Holder, then, upon such Make-Whole Fundamental Change Conversion, the Corporation or its successor shall execute and the Transfer Agent shall, unless otherwise instructed in writing, countersign and deliver to such Holder, at the expense of the Corporation or its successors, a certificate evidencing the shares of Series A Preferred Stock or such successor securities of such Holder as to which a Make-Whole Fundamental Change Conversion was not effected.
Section 11.    Offer to Repurchase Upon a Fundamental Change.
(a)    Generally. If a Fundamental Change occurs, then, to the extent the Corporation has funds legally available to do so, the Corporation will offer to repurchase the outstanding shares of Series A Preferred Stock pursuant to this Section 11 on the related Fundamental Change Repurchase Date at the Fundamental Change Repurchase Price.
(b)    Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date will be a Business Day of the Corporation’s choosing that is more than 35, nor less than 20, Business Days after the date the Corporation sends the related Fundamental Change Notice pursuant to Section 11(d); provided, however, that the Fundamental Change Repurchase Date may be extended to the extent necessary to comply with applicable law.
(c)    Fundamental Change Repurchase Price. Subject to Section 4(i), the Fundamental Change Repurchase Price for any share of Series A Preferred Stock to be repurchased on a Fundamental Change Repurchase Date pursuant to this Section 11 will be a cash amount equal to the Liquidation Preference of such share plus accrued and unpaid dividends on such share to, but excluding, such Fundamental Change Repurchase Date.
(d)    Notice of Fundamental Change. No later than the 20th calendar day after the Effective Date of a Fundamental Change, the Corporation will send (in accordance with Section 20) a notice (a “Fundamental Change Notice”) to each Holder stating:
(i)    the occurrence of the Fundamental Change and its Effective Date;
(ii)    the right of each Holder pursuant, and subject, to this Section 11 to cause the Corporation to repurchase all or any of its shares of Series A Preferred Stock;
(iii)    the Fundamental Change Repurchase Price and the Fundamental Change Repurchase Date;

(iv)    that any shares of Series A Preferred Stock not tendered for repurchase pursuant to the Offer to Repurchase will continue to accrue dividends pursuant to, and remain convertible in accordance with, their terms;
(v)    that, unless the Corporation defaults in the payment of the Fundamental Change Repurchase Price pursuant to the Offer to Repurchase, any shares of Series A Preferred Stock accepted for repurchase pursuant to the Offer to Repurchase shall cease to accrue dividends on and after the Fundamental Change Repurchase Date, subject to Section 4(i);
(vi)    that Holders electing to have shares of Series A Preferred Stock repurchased pursuant to the Offer to Repurchase will be required to surrender the certificate(s) representing such shares, to the Corporation at the address specified in the Fundamental Change Notice prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date;
(vii)    that holders who elect to have shares of Series A Preferred Stock repurchased pursuant to the Offer to Repurchase will no longer be able to convert their Series A Preferred Stock into Common Stock unless such election is validly withdrawn no later than the close of business on the fourth Business Day preceding the Fundamental Change Repurchase Date; and
(viii)    that Holders will be entitled to withdraw their election to cause the Corporation to redeem their Series A Preferred Stock in the manner provided in this Section 11 until the close of business on the fourth Business Day immediately preceding the Fundamental Change Repurchase Date.
(e)    Effect on Conversion Rights; Withdrawal of Election for Shares to Be Repurchased. Holders who elect to have shares of Series A Preferred Stock repurchased pursuant to the Offer to Repurchase shall no longer be able to convert their Series A Preferred Stock into Common Stock unless such election is validly withdrawn. Holders of Series A Preferred Stock shall be entitled to withdraw their election to cause the Corporation to repurchase their Series A Preferred Stock by providing to the Corporation, not later than the close of business on the fourth Business Day immediately preceding the Fundamental Change Repurchase Date, a notice (in accordance with Section 20) setting forth the name of such Holder, the number of shares of Series A Preferred Stock delivered pursuant to the Offer to Repurchase and a statement that such Holder is withdrawing its election to have such shares repurchased pursuant to the Offer to Repurchase.
(f)    Effect of Repurchase Notice. Upon surrender, in accordance with the Fundamental Change Notice, of the certificates representing any shares of Series A Preferred Stock to be repurchased pursuant to the relevant Offer to Repurchase (or, in the case of shares of Series A Preferred Stock held in book-entry form through the Depositary, upon delivery of such shares in accordance with the Fundamental Change Notice and the procedures of the Depositary), such shares of Series A Preferred Stock that have been so surrendered and not withdrawn shall be repurchased by the Corporation in cash at the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date. If a repurchase pursuant to this Section 11 is effected with respect to shares of

Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder, then, upon such repurchase, the Corporation or its successor shall execute, at the expense of the Corporation or its successors, a certificate evidencing the shares of Series A Preferred Stock held by the Holder as to which a repurchase in accordance with this Section 11 was not effected.
(g)    Effect of Repurchase. If funds sufficient to repurchase all shares validly tendered in an Offer to Repurchase have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the shares of Series A Preferred Stock so tendered for repurchase, then, subject to Section 4(i), from and after the Fundamental Change Repurchase Date (unless default shall be made by the Corporation in providing for the payment of the Fundamental Change Repurchase Price), dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Fundamental Change Repurchase Price. In the event that any Fundamental Change Repurchase Date shall not be a Business Day, then payment of the Fundamental Change Fundamental Change Repurchase Price need not be made on such Fundamental Change Repurchase Date but may be made on the next succeeding Business Day with the same force and effect as if made on such Fundamental Change Repurchase Date and no interest or other sums shall accrue on the amount so payable for the period from and after such Fundamental Change Repurchase Date to such next succeeding Business Day.
(h)    Legal Limitation and Limitations under 2024 Notes Indenture. Notwithstanding anything to the contrary in this Section 11,
(i)    the Corporation will not be obligated to offer to repurchase, or to repurchase, any shares of Series A Preferred Stock pursuant to the preceding provisions of this Section 11 to the extent, and only to the extent, the Corporation does not have funds legally available to do so; and
(ii)    if a Fundamental Change under this Certificate of Designations also constitutes a “Fundamental Change” (as defined in the 2024 Notes Indenture), then the Corporation’s obligations, pursuant to this Section 11, to offer to repurchase, or to repurchase, any shares of Series A Preferred Stock in connection with such Fundamental Change will be suspended until the completion of the related offer to purchase the 2024 Notes pursuant to the 2024 Notes Indenture, including the purchase of any 2024 Notes tendered pursuant thereto; provided, however, that if the offer to purchase the 2024 Notes is never completed, then the Fundamental Change Repurchase Date will be deemed to occur immediately after the time when the Corporation’s obligations under 2024 Notes are, or are deemed to be, discharged.
For purposes of this Section 11(h)(ii), (A) the term “2024 Notes Indenture” shall be deemed to include any indenture establishing the terms of debt securities that the Corporation may issue after the Issue Date pursuant to a transaction registered under the Securities Act of 1933, as amended, or a transaction exempt from such registration pursuant to Section 4(a)(2) thereof or Rule 144A or Regulation S promulgated thereunder, that contains financial covenants substantially identical to those set forth in the 2024 Notes Indenture and (B) the term 2024 Notes shall be deemed to include such debt securities.
Section 12.    Anti-Dilution Adjustments.
(a)    The Conversion Rate shall be subject to the following adjustments:
(i)    Stock Dividends and Distributions. If the Corporation pays a dividend or other distribution on the Common Stock in shares of Common Stock (excluding an issuance solely pursuant to a Reorganization Event, as to which Section 14 will apply), then the Conversion Rate in effect immediately prior to the close of business on the record date for such dividend or distribution will be multiplied by the following fraction:

OS1
OS0
Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution; and

OS1 =
the sum of the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Date plus the total number of shares of Common Stock issuable in such dividend or distribution.

Any adjustment made pursuant to this clause (i) shall become effective immediately after the close of business on such record date. If any dividend or distribution described in this clause (i) is authorized and declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Corporation publicly announces its decision not to make such dividend or distribution, to such Conversion Rate that would be in effect if such dividend or distribution had not been declared.
(ii)    Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock (excluding a change in the Common Stock resulting solely from a Reorganization Event, as to which Section 14 will apply), then the Conversion Rate in effect immediately prior to the open of business on the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS1
OS0
Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the open of business on such effective date, without giving effect to such share subdivision, split or combination; and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such share subdivision, split or combination.
Any adjustment made pursuant to this clause (ii) shall become effective immediately after the open of business on such effective date.
(iii)    Issuance of Stock Purchase Rights. If the Corporation issues, to all or substantially all holders of the shares of Common Stock, rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans, or pursuant to a rights plan) entitling them, for a period of up to 45 days from the record date for such issuance, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the Trading Day immediately before the date such distribution is announced, then the Conversion Rate in effect immediately prior to the close of business on such record date will be multiplied by the following fraction:

OS0 + X
OS0 + Y
Where,

OS0 =	the number of shares of Common Stock outstanding immediately before the open of business on the Ex-Date for such issuance;

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by such Current Market Price.
Any adjustment made pursuant to this clause (iii) shall become effective immediately after the close of business on such record date. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Corporation publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would then be in effect had the adjustment to the Conversion Rate for such issuance been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights or warrants. In determining the aggregate price payable to exercise such rights or warrants for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, and any amount payable on exercise thereof, and the value of such consideration (if other than cash, to be determined by the Corporation in good faith).
(iv)    Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding (t) a distribution of rights pursuant to a rights plan, except to the extent provided in Section 12(b), (u) an issuance solely pursuant to a Reorganization Event (as to which Section 14 will apply), (v) any dividend or distribution referred to in clause (i) of this Section 12(a), (w) any rights or warrants referred to in clause (iii) of this Section 12(a), (x) any dividend or distribution paid exclusively in cash, (y) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and (z) any Spin-Off) (such evidences of indebtedness, shares of capital stock, securities, cash or other assets, the “Distributed Property”), then the Conversion Rate in effect immediately prior to the close of business on the record date for such distribution will be multiplied by the following fraction:

SP0
SP0 – FMV
Where,

SP0 =	the Current Market Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV =	the fair market value, as of such Ex-Date, of the amount of Distributed Property distributed to one share of Common Stock, as determined by the Corporation in good faith.
Any adjustment made pursuant to the preceding paragraph shall become effective immediately after the close of business on such record date. Notwithstanding anything to the contrary in this clause (iv), if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, then, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive, for each share of Series A Preferred Stock held by such Holder on such record date, at the same time and on the same terms as holders of Common Stock, the amount and kind of Distributed Property that such Holder would have received on account of such distribution if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.
If the Corporation makes a distribution to all or substantially all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests, of, or relating to, a subsidiary or other business unit of the Corporation (other than solely pursuant to a Reorganization Event, as to which Section 14 will apply) (a “Spin-Off”), then the Conversion Rate in effect immediately before the close of business on the record date for such Spin-Off will be multiplied by the following fraction:

MP0 + MPS
MP0
Where,

MP0 =	the average of the Closing Prices per share of Common Stock over the first 10 consecutive Trading Days commencing on, and including, the Ex-Date for such Spin-Off (the “Valuation Period”); and

MPS =
the fair market value, as determined by the Corporation in good faith, of the portion of such capital stock or similar equity interests so distributed applicable to one share of Common Stock (or, if such capital stock or similar equity interests are listed on a U.S. national or regional securities exchange, the product of (x) the average of the Closing Prices per share or unit of the capital stock or equity interests distributed in such Spin-Off for each Trading Day during the Valuation Period (such average and Closing Prices to be determined as if references to Common Stock in the definitions of Closing Price, Trading Day and Market Disruption Event were instead references to such capital stock or equity interests); and (y) the number of shares or units of such capital stock or equity interests distributed per share of Common Stock in such Spin-Off).

The adjustment to the Conversion Rate under the preceding paragraph shall become effective immediately after the close of business on such record date. If any share of Series A Preferred Stock is converted with a Conversion Date that occurs on or after such record date, then settlement of such conversion shall be delayed to the extent, and only to the extent, necessary in order to complete the calculations provided in the preceding paragraph.
In the event that a dividend, distribution or Spin-Off described in this clause (iv) is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Corporation publicly announces its decision not to pay or make such dividend, distribution or Spin-Off, to the Conversion Rate that would then be in effect if such dividend, distribution or Spin-Off had not been declared.
(v)    Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all or substantially all holders of the Common Stock (excluding (w) any regular quarterly cash dividend on the Common Stock to the extent that such dividend does not exceed the then-applicable Dividend Threshold Amount; (x) any cash that is distributed in a Reorganization Event; (y) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up; and (z) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries), then in each event, the Conversion Rate in effect immediately prior to the close of business on the record date for such distribution will be multiplied by the following fraction:

SP0
SP0 – DIV
Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day preceding the Ex-Date for such distribution; and

DIV =
the amount of cash distributed per share of Common Stock in such distribution; provided, however, that if such distribution is a regularly scheduled quarterly cash dividend, then “DIV” will instead be equal to the excess, if any, of (x) the amount of cash distributed per share of Common Stock in such distribution over (y) the then-applicable Dividend Threshold Amount.

Any adjustment made pursuant to this clause (v) shall become effective immediately after the close of business on such record date.
In the event that any distribution described in this clause (v) is not so made, the Conversion Rate shall be readjusted, effective as of the date the Corporation publicly announces its decision not to pay such distribution, to the Conversion Rate which would then be in effect if such distribution had not been declared.
Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, then, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive, for each share of Series A Preferred Stock held by such Holder on such record date, at the same time and on the same terms as holders of Common Stock, the amount of cash that such Holder would have received on account of such distribution if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.
(vi)    Self Tender Offers and Exchange Offers. If the Corporation or any of its Subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), then the Conversion Rate in effect immediately before the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

AC + (SP0 x OS1)
OS0 x SP0

Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately succeeding such Expiration Date;

OS0 =
the number of shares of Common Stock outstanding immediately prior to the expiration of such tender or exchange offer, including any shares validly tendered and not withdrawn in such tender or exchange offer;

OS1 =
the number of shares of Common Stock outstanding immediately after the expiration of such tender or exchange offer, excluding any shares validly tendered and not withdrawn in such tender or exchange offer; and

AC =
the aggregate amount of cash, plus the fair market value of all non-cash consideration, payable in such tender or exchange offer, as determined by the Corporation in good faith, for all shares of Common Stock purchased or exchanged in such tender or exchange offer.

Any adjustment made pursuant to this clause (vi) shall become effective immediately after the close of business on the Trading Day immediately following such Expiration Date. To the extent that the Corporation, or one of its Subsidiaries, is obligated to purchase or exchange shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such Subsidiary, is permanently prevented by applicable law from effecting any such purchases or exchanges, or any of such purchases or exchanges are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer. For the avoidance of doubt, except as set forth in the preceding sentence, the application of the foregoing formula to any tender offer or exchange offer shall not result in a decrease in the Conversion Rate.
(b)    Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, then, upon conversion of any shares of the Series A Preferred Stock, Holders will receive, in addition to the shares of Common Stock issuable upon such conversion, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iv) of this Section 12(a), subject to readjustment in the event of the expiration, termination or redemption of such rights.
(c)    Voluntary Adjustments. Subject to any applicable requirements of the New York Stock Exchange, the Corporation may make such increases in the Conversion Rate, in addition to any other adjustments required by this Section 12, if the Board of Directors deems it to be in the best interests of the Corporation or otherwise advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes, or for any other reason.

(d)    Calculations. All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock.
(e)    No Adjustment if Holders Participate. No adjustment to the Conversion Rate shall be made pursuant to clauses (iii), (iv), (v) or (vi) of Section 12(a) if each Holder participates in the applicable dividend, distribution or Spin-Off that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock, without having to convert the Series A Preferred Stock, as if each Holder held, on the record date for such dividend, distribution or Spin-Off, a number of shares of Common Stock equal to the product of (i) the total number of shares of Series A Preferred Stock held by such Holder as of such record date; and (ii) Conversion Rate in effect on such record date.
(f)    Conversion Rate Adjustments where Converting Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in this Certificate of Designations, if:
(A)    a Conversion Rate adjustment for any dividend or distribution becomes effective on any record date pursuant to clause (i), (iii), (iv) or (v) of Section 12(a);
(B)    a share of Series A Preferred Stock is to be converted;
(C)    the Conversion Date for such conversion occurs on such record date;
(D)    the consideration due upon such conversion includes any whole shares of Common Stock based on a Conversion Rate that is adjusted for such dividend or distribution; and
(E)    such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 9(d)), then (x) such Conversion Rate adjustment will not be given effect for such conversion; (y) the shares of Common Stock issuable upon such conversion based on such unadjusted Conversion Rate will not be entitled to participate in such dividend or distribution; and (z) there will be added, to the consideration otherwise due upon such conversion, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares of Common Stock had such shares been entitled to participate in such dividend or distribution.
(g)    Deferral Exception. If an adjustment to the Conversion Rate otherwise required by this Section 12 would result in a change of less than one percent to the Conversion Rate, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation may, at its election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (i) when all such deferred adjustments would result in a change of at least one percent to the Conversion Rate; and (ii) the Conversion Date of any Series A Preferred Stock.

(h)    Events Not Requiring an Adjustment. The Conversion Rate shall not be adjusted:
(i)    upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
(ii)    upon the issuance of any shares of the Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;
(iii)    upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;
(iv)    for a change in the par value or no par value of the Common Stock; or
(v)    for accrued and unpaid dividends on the Series A Preferred Stock.
(i)    Notice of Adjustments. As soon as reasonably practicable following the effective date of any adjustment to the Conversion Rate pursuant to Section 12(a) or Section 12(c), the Corporation shall provide, or cause to be provided, a written notice to the Holders of such adjustment, setting forth, in reasonable detail, the method by which such adjustment was determined and setting forth the revised Conversion Rate.
Section 13.    Equitable Adjustments to Prices. Whenever any provision of this Certificate of Designations requires the Corporation to calculate the average of the Closing Prices, or any function thereof, over a period of multiple days (including to calculate the Stock Price, the Current Market Price or an adjustment to the Conversion Rate), the Corporation will make appropriate adjustments, if any, in good faith to such calculations to account for any adjustment to the Conversion Rate pursuant to clauses (i), (ii), (iii), (iv), (v) or (vi) of Section 12(a) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Ex-Date or effective date, as applicable, of such event occurs, at any time during such period.
Section 14.    Reorganization Events.
(a)    Generally. If there occurs any:
(i)    consolidation or merger of the Corporation with or into another Person;
(ii)    sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation;
(iii)    reclassification of the Common Stock;
(iv)    statutory exchange of the Corporation’s securities with another Person (other than in connection with a merger or acquisition); or

(v)    other similar event,
and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Reorganization Event,” and such other securities, cash or property, the “Exchange Property,” and the amount and kind of Exchange Property that a holder of one share of Common Stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), an “Exchange Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations, and without the need for the consent of any Holder,
(A)    from and after the effective time of such Reorganization Event, (1) the consideration due upon conversion of any Series A Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Certificate of Designations were instead a reference to the same number of Exchange Property Units; and (2) for purposes of the definition of “Fundamental Change” and “Make-Whole Fundamental Change,” the terms “Common Stock” and “capital stock” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Exchange Property; and
(B)    for these purposes, the Closing Price of any Exchange Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Exchange Property Unit or portion thereof, as applicable, determined in good faith by the Corporation (or, in the case of cash denominated in U.S. dollars, the face amount thereof).
(b)    Determination of the Composition of the Exchange Property Unit. In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in an Reorganization Event, the consideration that the Holders are entitled to receive shall be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock in such Reorganization Event.
(c)    Successive Application. The above provisions of this Section 14 shall similarly apply to successive Reorganization Events, and the provisions of Section 12 shall apply to any shares of capital stock forming part of the Exchange Property Unit of the applicable Reorganization Event.
(d)    Notice of Reorganization Event. The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the composition of the Exchange Property Unit. Failure to deliver such notice shall not affect the operation of this Section 14.
Section 15.    Voting Rights.
(a)    Right to Vote with Common Stockholders as Single Class. Subject to the continued listing standards of the New York Stock Exchange, (i) Holders of Series A Preferred Stock shall have the right to vote, together with holders of the outstanding shares of Common Stock as a single class, on any and all matters requiring the vote of common stockholders under applicable law and on all other matters put before holders of the Common Stock for a vote; and (ii) any such vote by Holders shall be on an “as converted” basis, such that each Holder will be deemed, for purposes of such vote, to be the holder of record, on the applicable record date for such vote, of a number of shares of Common Stock equal to the whole number of shares of Common Stock that such Holder would have been entitled to receive upon conversion of all of such Holder’s Series A Preferred Stock as of such record date, assuming the Conversion Date for such conversion occurred on such record date. In addition, holders of Series A Preferred Stock shall have the other voting rights set forth in this Section 15 and any other voting rights as may from time to time be required by applicable law.
(b)    Right to Elect Two Directors Upon Nonpayment Events.
(i)    Whenever dividends on any shares of Series A Preferred Stock or any other series of Voting Preferred Stock shall not have been declared and paid, on a cumulative basis, for the equivalent of four or more Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall (subject to the terms of the Certificate of Incorporation) automatically be increased by two and the holders of Series A Preferred Stock, together with the holders of any outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to vote for the election of the two additional directors (each, a “Preferred Stock Director”), provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Corporation’s securities may then be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that the Board of Directors shall, at no time, include more than two Preferred Stock Directors.
(ii)    In the event that the holders of the Series A Preferred Stock, and such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Series A Preferred Stock or of any other such series of Voting Preferred Stock then outstanding (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, failing which election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders during the continuance of such Nonpayment Event. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series A Preferred Stock or Voting Preferred Stock then outstanding, and delivered to the Secretary of the Corporation in such manner as provided for in Section 20 below, or as may otherwise be required by law.

(iii)    If and when all accrued and unpaid dividends in respect of all prior completed Dividend Periods have been paid in full, or declared and a sum sufficient for such payment shall have been set aside, on the Series A Preferred Stock and any other series of Voting Preferred Stock for at least two consecutive Dividend Periods after a Nonpayment Event (a “Nonpayment Remedy”), the holders of the Series A Preferred Stock shall immediately and, without any further action by the Corporation, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment Event (and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero). If such voting rights for the Series A Preferred Stock and all other holders of Voting Preferred Stock shall have terminated, the term of office of each Preferred Stock Director so elected shall forthwith terminate and the number of directors on the Board of Directors shall automatically be reduced accordingly. In determining whether dividends have been paid for two Dividend Periods following a Nonpayment Event, the Corporation may take account of any dividend that it elects to pay for such a Dividend Period after the regular Dividend Payment Date for that Dividend Period has passed.
(iv)    Any Preferred Stock Director may be removed with cause in accordance with the Delaware General Corporation Law. Any Preferred Stock Director may also be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). In the event that a Nonpayment Event shall have occurred and there has not been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and Voting Preferred Stock (voting together as a single class), when they have the voting rights described above; provided that the filling of each vacancy will not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Director after a Nonpayment Event (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided.
(v)    Notwithstanding anything to the contrary in this Section 15(b), if the Holders of the Series A Preferred Stock and the holders of any Voting Preferred Stock have the right to vote for the election of any Preferred Stock Director, and the addition of such Preferred Stock Director to the Board of Directors would cause the size of the Board of Directors to exceed the limitations set forth in the Certificate of Incorporation, then such Preferred Stock Director will not take office until and unless the addition of such Preferred Stock Director to the Board of Directors would not cause the size of the Board of Directors to exceed the limitations set forth in the Certificate of Incorporation.
If any Preferred Stock Director is unable to take office as result of the preceding paragraph, then the Dividend Rate will be increased to 7.75% per annum during the period from, and including, the date on which the related Nonpayment Event shall have first occurred and ending on, but excluding, the earlier of the date on which (x) such Preferred Stock Director takes office in accordance with the provisions of this Section 15(b); or (y) all accrued and unpaid dividends in respect of all prior completed Dividend Periods have been paid in full, or declared and a sum sufficient for such payment shall have been set aside, on the Series A Preferred Stock and any series of Voting Preferred Stock for at least two consecutive Dividend Periods after such Nonpayment Event, and on and after such earlier date, the Dividend Rate will be 5.75% per annum (subject to the application of this paragraph to any subsequent Nonpayment Event).
(c)    Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and any Voting Preferred Stock then outstanding (subject to the last paragraph of this Section 15(c)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)    Authorization of Senior or Parity Stock. Any amendment or alteration of the Certificate of Incorporation or this Certificate of Designations to authorize or create, or increase the authorized amount of, any shares of any specific class or series of capital stock of the Corporation ranking senior to or equal with the Series A Preferred Stock with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
(ii)    Amendment of Series A Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or
(iii)    Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless, in each case, either (A)(x) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof of the District of Columbia and (y) such shares of Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation; or (B) such exchange, reclassification, merger or consolidation constitutes a Cash Acquisition with respect to which a Make-Whole Fundamental Change has occurred pursuant to clause (ii) of the definition of such term as a result of the Corporation having exercised its right to redeem the Series A Preferred Stock pursuant to Section 7(c);
provided, however, that for all purposes of this Section 15(c), (x) none of the following will be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock: (1) any increase in the amount of the Corporation’s authorized but unissued shares of preferred stock; and (2) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock of the Corporation ranking junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation; and (y) any binding share exchange, reclassification, merger or consolidation that satisfies the requirements of clause (A) or (B) of Section 15(c)(iii) will not require the consent of any Holders pursuant to Section 15(c)(i) or Section 15(c)(ii).
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 15(c) would materially and adversely affect one or more but not all series of Voting Preferred Stock (including the Series A Preferred Stock for the purpose of this paragraph), then only the series of Voting Preferred Stock materially and adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.
(d)    Change for Clarification. Without the consent of the Holders of the Series A Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:
(i)    to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be ambiguous, defective or inconsistent; or
(ii)    to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations, so long as the same does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof of the Series A Preferred Stock;
provided, however, that if any such amendment, alteration, supplement or repeal pursuant to clause (i) adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock, then, prior to, or concurrently with, effectuating the same, the Corporation will provide, to the Transfer Agent (with a copy to each Holder upon request), a certificate signed by one of its officers, together with a legal opinion (which may be issued by an employee of the Corporation)

addressed to the Holders, each providing that such amendment, alteration, supplement or repeal is permitted by this Certificate of Designations.
(e)    Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility, if any, on which the Series A Preferred Stock or the Common Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series A Preferred Stock and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series A Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation preference amounts of the Series A Preferred Stock and such other Voting Preferred Stock voted or covered by the consent.
(f)    Reorganization Events. Notwithstanding anything to the contrary in this Certificate of Designations, any amendment or alteration of the Certificate of Incorporation or this Certificate of Designations (or, for purposes of Section 15(c)(iii) where the Series A Preferred Stock is converted into or exchanged for preference securities of the surviving or resulting entity referred to in such section, or its parent, the inclusion of provisions in any instruments setting forth the terms of such preference securities) solely to give effect to the application of Section 14 in connection with a Reorganization Event will be deemed not to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock (including, without limitation, for purposes of Section 15(c) and Section 15(d)).
Section 16.    Settlement upon Conversion.
(a)    Generally. Subject to Section 16(b) and Section 16(c), the consideration due upon conversion of each share of Series A Preferred Stock will consist of a number of shares of Common Stock equal to the Conversion Rate in effect immediately after the close of business on the Conversion Date for such conversion.
(b)    Fractional Shares. No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock. In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion at the option of the Holder in accordance with the terms of this Certificate of Designations, the Holder shall receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock on the relevant Conversion Date.
(c)    When More than One Share is Converted by the Same Holder. If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof, and the amount of cash due in lieu of fractional shares, shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.
(d)    Delivery of Consideration Due Upon Conversion. Delivery of the consideration due upon conversion of any share of Series A Preferred Stock as provided in this Section 16 will be made on or before the second Business Day after the Conversion Date for such conversion, subject to Section 12; provided, however, that if such Conversion Date occurs during a Make-Whole Fundamental Change Conversion Period for a Make-Whole Fundamental Change occurring pursuant to clause (ii) of the definition of such term, then (x) delivery of such consideration will be made at or after the consummation, and in any event no later than the second Business Day after the Effective Date, of such Make-Whole Fundamental Change, subject to Section 12; and (y) if the Corporation is not the surviving entity of such Make-Whole Fundamental Change, then the Corporation shall make adequate provision to ensure that the surviving entity will effect such delivery in accordance with this Section 16(d). In the case of the conversion of a beneficial interest in a global certificate representing Series A Preferred Stock, a book-entry transfer through the Depositary will be made upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.
Section 17.    Reservation of Common Stock; Sufficiency of Legally Available Funds.
(a)    Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights or contractual encumbrances, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. For purposes of this Section 17(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.
(b)    Status of Common Stock Issued Upon Conversion. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable.
(c)    Sufficiency of Legally Available Funds. If on any due date for a required payment on the Series A Preferred Stock hereunder, the Corporation shall not have funds legally available for distribution to Holders of Series A Preferred Stock sufficient to satisfy such payment obligation in full, then the Corporation shall not be relieved of its obligations in respect of such payment and shall make such payment immediately upon the availability of funds legally available therefor. During the pendency non-payment of any required amounts in respect of the Series A Preferred Stock in accordance with the foregoing (other than the non-payment of dividends the remedies for which are as set forth in Section 4), the Corporation shall be deemed to not have paid dividends on the Series A Preferred Stock for all prior completed Dividend Periods for purposes of Section 4(e) and shall be subject to the restrictions set forth therein.

The Corporation shall not execute and deliver any agreement whose performance would constitute a Fundamental Change pursuant to clause (i) or (ii) of the definition of such term unless, at the time of such execution and delivery, the Corporation in good faith believes the Corporation or its successor, as applicable, has or will have sufficient funds legally available to conduct and consummate the related Offer to Repurchase in accordance with Section 11.
Section 18.    Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Registrar and paying agent for the Series A Preferred Stock shall initially be Continental Stock Transfer & Trust Co. The Corporation may, in its sole discretion, remove the Transfer Agent, provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.
Section 19.    Stock Certificates.
(a)    Shares of the Series A Preferred Stock shall initially be represented by stock certificates substantially in the form set forth as Exhibit A hereto, with such changes or revisions thereto as the Corporation may reasonably deem is appropriate. Shares of Series A Preferred Stock may not be transferred into the book-entry system of the Depositary without the consent of the Corporation.
(b)    Stock certificates representing shares of the Series A Preferred Stock shall be signed by two authorized officers of the Corporation in accordance with the Bylaws and applicable Delaware law, by manual or facsimile signature.
(c)    A stock certificate representing shares of Series A Preferred Stock shall not be valid until manually countersigned by an authorized signatory of the Transfer Agent. Each stock certificate representing shares of Series A Preferred Stock shall be dated the date of its countersignature.
(d)    If any officer of the Corporation who has signed a stock certificate no longer holds that office at the time the Transfer Agent countersigns the stock certificate, the stock certificate shall be valid nonetheless.
Section 20.    Notices. All notices referred to in this Certificate of Designations shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to the principal executive office of the Corporation at its principal office in the United States of America, or to an agent of the Corporation designated in writing as permitted by this Certificate of Designations, or (ii) if to any Holder of shares of Series A Preferred Stock, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated in writing by notice similarly given. Without limiting the generality of the foregoing, notice to the Corporation or any Holder may be provided by electronic mail to the address theretofore specified by the recipient to the other party, and any such notice provided in such manner will be deemed, as of the time it is sent, to have been duly given in writing to the other party but only if such notice is also sent not later than the following Business Day via next day mail or a similar service to the address specified in the preceding sentence.
Any Redemption Notice or Fundamental Change Notice provided to a Holder in accordance with this Section 20 will be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but the failure to duly give such notice in accordance with this Section 20, or any defect in such notice, to any Holder of any share of Series A Preferred Stock will not affect the validity of the proceedings for the redemption or repurchase, as applicable, of any other share of Series A Preferred Stock.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, KENNEDY-WILSON HOLDINGS, INC. has caused this Certificate of Designations to be signed by [__], its [__], this [__]th day of [__], 2019.

KENNEDY-WILSON HOLDINGS, INC.
By:
Name:
Title:

[Signature Page to Certificate of Designations]

Exhibit A
[FORM OF FACE OF 5.75% SERIES A CUMULATIVE
PERPETUAL CONVERTIBLE PREFERRED STOCK CERTIFICATE]
THE OFFER AND SALE OF THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH COMMON STOCK MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144A THEREUNDER.
[INCLUDE FOR GLOBAL SECURITIES]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

Certificate Number [__]	[Initial] Number of Shares: [__]
[CUSIP: [ ]]

KENNEDY-WILSON HOLDINGS, INC.
5.75% SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK
(Liquidation Preference as specified below)
Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies that [__] (the “Holder”), is the registered owner of [__] [the number shown on Schedule I hereto of] fully paid and non-assessable shares of the Corporation’s designated 5.75% Series A

Cumulative Perpetual Convertible Preferred Stock having a Liquidation Preference of $1,000.00 per share (the “Series A Preferred Stock”). The shares of Series A Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations establishing the terms of the Series A Preferred Stock, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to the Holder without charge upon written request to the Corporation at its principal place of business.
Reference is hereby made to the provisions of the Series A Preferred Stock set forth on the reverse hereof and in the Certificate of Designations, which provisions shall for all purposes have the same effect as if set forth at this place. If the terms of this certificate conflict with the terms of the Certificate of Designations, then the terms of the Certificate of Designations will control to the extent of such conflict.
Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Transfer Agent and Registrar have properly countersigned, these shares of Series A Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, KENNEDY-WILSON HOLDINGS, INC. has caused this certificate to be signed by [__], its [__], this [__]th day of [__], 2019.

KENNEDY-WILSON HOLDINGS, INC.
By:
Name:
Title:

Name:
Title:
COUNTERSIGNATURE
These are shares of Series A Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated: [__], [__]
Continental Stock Transfer& Trust Co,
as Registrar and Transfer Agent

By:
Name:
Title:

[FORM OF REVERSE OF 5.75% SERIES A CUMULATIVE
PERPETUAL CONVERTIBLE PREFERRED STOCK CERTIFICATE]
Cumulative dividends on each share of Series A Preferred Stock shall be payable at the applicable rate provided in the Certificate of Designations.
The shares of Series A Preferred Stock shall be convertible at the option of the Holder, redeemable at the option of the Corporation and subject to repurchase at the option of the Holder upon the occurrence of a Fundamental Change, all in the manner and in accordance with, and subject to, the terms set forth in the Certificate of Designations.

NOTICE OF CONVERSION
(To be Executed by the Holder
in order to Convert Series A Preferred Stock)
The undersigned hereby irrevocably elects to convert (the “Conversion”) 5.75% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) of Kennedy-Wilson Holdings, Inc. (hereinafter called the “Company”), represented by stock certificate No(s). _________________ (the “Series A Preferred Stock Certificates”), into common stock, $0.0001 par value, of the Corporation (the “Common Stock”) according to the conditions of the Certificate of Designations establishing the terms of the Series A Preferred Stock (the “Certificate of Designations”), as of the date written below. If Common Stock is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Series A Preferred Stock Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.
Date of Conversion Notice:
Shares of the Series A Preferred Stock to be Converted:
Signature:
Name:
Address:*

Fax No.:

*    Address where Common Stock and any other payments or certificates shall be sent by the Corporation.

NOTICE OF REDEMPTION UPON FUNDAMENTAL CHANGE
(To be Executed by the Holder
in order to Require Redemption of Series A Preferred Stock)
In connection with the occurrence of a Fundamental Change, the undersigned hereby elects to cause the Corporation to redeem (the “Redemption”) 5.75% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) of Kennedy-Wilson Holdings, Inc. (hereinafter called the “Company”), represented by stock certificate No(s). _________________ (the “Series A Preferred Stock Certificates”) according to the conditions of the Certificate of Designations establishing the terms of the Series A Preferred Stock (the “Certificate of Designations”) on the Fundamental Change Repurchase Date.
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.
Date:
Shares of the Series A Preferred Stock to be Redeemed:
Signature:
Name:
Address:*

Fax No.:

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)
and irrevocably appoints:
as agent to transfer the shares of the Series A Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Schedule I1
Kennedy-Wilson Holdings, Inc.
Global Preferred Stock Certificate
5.75% Series A Cumulative Perpetual Convertible Preferred Stock
Certificate Number:
The number of shares of Series A Preferred Stock initially represented by this Global Preferred Stock Certificate shall be [__]. Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of the Series A Preferred Stock evidenced by this Global Preferred Stock Certificate in the table set forth below:

Amount of Decrease in Number of Shares Represented by this Global Preferred Stock Certificate	Amount of Increase in Number of Shares Represented by this Global Preferred Stock Certificate	Number of Shares Represented by this Global Preferred Stock Certificate following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

_________________
1 Attach Schedule I only to Global Securities